Exhibit 99.2

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
MAY 10, 2010

INVESTOR CONTACTS:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRIVATE PLACEMENT
OF $600 MILLION OF 5.75% CUMULATIVE NON-VOTING CONVERTIBLE
PREFERRED STOCK WITH TWO INVESTORS IN ASIA

OKLAHOMA CITY, OKLAHOMA, MAY 10, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced a private placement of convertible preferred stock.  The company has entered into securities purchase agreements with Maju Investments (Mauritius) Pte Ltd, an affiliate of Temasek Holdings (Private) Limited, and Hampton Asset Holding Ltd., an affiliate of Hopu Investment Management Co, Ltd., under which they have collectively agreed to buy $600 million of a new series of Chesapeake 5.75% cumulative non-voting convertible preferred stock with a liquidation preference of $1,000 per share.  The closing of the preferred stock placement is scheduled for May 17, 2010 and is subject to customary conditions.  The company has also granted a 30-day option to the two purchasers to place up to $500 million in additional preferred stock of the same series with investors in Asia.  Chesapeake intends to use the net proceeds from the placements to repay senior indebtedness.

The annual dividend on each share of preferred stock is $57.50 and is payable quarterly when, as and if declared by the company, in cash, in arrears on each February 15, May 15, August 15 and November 15, commencing August 15, 2010.  The preferred stock is not redeemable.  Each share of preferred stock will be convertible at any time at the option of the holder into approximately 37.037 shares of Chesapeake common stock, which is based on an initial conversion price of $27.00 per common share.  The conversion price is subject to customary adjustments in certain circumstances.  The preferred stock will be subject to mandatory conversion after May 17, 2015 into Chesapeake common stock, at the option of the company, if the closing price of Chesapeake's common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period.

The preferred stock being sold by Chesapeake and the underlying common stock issuable upon conversion will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the preferred stock, the underlying common stock, or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the preferred stock, the underlying common stock or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the anticipated closing and the expected use of proceeds.  Forward-looking statements give our current expectations of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus, and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com.